EXHIBIT 10.1
ESSENT GUARANTY, INC.

June 28, 2022

Personal and Confidential
BY HAND

Lawrence E. McAlee
[ADDRESS OMITTED]

Re: Transition and Separation Agreements

Dear Larry:

This letter agreement (the “Letter”) confirms our conversation and, as required by the terms of your employment agreement, dated September 30, 2013 (your “Employment Agreement”), constitutes formal written notice that, subject to the terms of this Letter, effective as of the date hereof (the “Transition Date”), you will cease to serve as a Senior Vice President and the Chief Financial Officer of Essent US Holdings, Inc. (together with Essent Group Ltd. and its subsidiaries, the “Company”), and that on December 31, 2022 (the “Separation Date”), your employment with the Company shall end.

Subject to the terms herein, your Employment Agreement shall terminate as of the date hereof without any further action by you or the Company, and you shall remain an employee-at-will, serving as a Special Advisor to the CEO from the date hereof through and including the Separation Date. Following the Separation Date, you agree that you may not represent yourself as being an employee, officer, director or representative of the Company for any purpose. In accordance with Company policy and the Non-Interference Agreement (defined below), on or prior to the Separation Date you will return all documents or other property or material of any kind that contains “confidential information,” and all other Company equipment or property to the Company.

As Special Advisor to the CEO, through the Separation Date, you agree to cooperate with and to assist the Company to transition your responsibilities, as directed by the Company. In consideration for your agreement to serve as Special Advisor to the CEO on the terms set forth herein, and subject to your execution as of the date hereof and non-revocation of the Release of Claims substantially in the form attached to your Employment Agreement and enclosed with this Letter as Annex B (the “Release”), the Company will pay you a one-time retention bonus in the amount of one million five hundred thousand dollars ($1,500,000) (the “Retention Bonus”) as set forth on Annex A-1 hereof. The Release, if not revoked by you, will become effective on the eighth (8th) day after it is signed (the “Release Effective Date”). The Retention Bonus will be paid to you on the first regularly scheduled payroll date following the Release Effective Date.

During the period that you are serving as Special Advisor to the CEO from the Transition Date through and including the Separation Date, the Company will continue to pay you a base salary at the rate of $30,000 per month (the “Special Advisor Salary”), and you will be eligible to continue to participate in Company benefit plans and programs (including accrual of Paid-Time Off and with respect to vesting of your Time-Vesting Restricted Stock Awards and Performance-Vesting Restricted Stock Awards) as in effect from time to time to the same extent as you were while serving as Chief Financial Officer of the Company.

Subject to your compliance with the terms of this Letter, upon the Separation Date, you will have the rights that apply upon a termination by the Company without “Cause,” as set forth in Section 8(d) of your Employment Agreement with respect to the Accrued Obligations and Severance Benefits (each within the meaning of your Employment Agreement). The Accrued Obligations and Severance Benefits owed to you are summarized on Annex A-2 to this Letter and are payable to you in accordance with Annex A-2, subject to your continued employment with the Company through the Separation Date, and your re-execution and non-revocation of the Release of Claims substantially in the form attached to your Employment Agreement and enclosed with this Letter as Annex B pursuant to the release affirmation enclosed with this Letter as Annex C (the “Release Affirmation”). The Release Affirmation must be signed within sixty (60) days after the Separation Date, can be signed no earlier than the Separation Date, and if not revoked, will become effective on the eighth (8th) day after it is signed (the “Release Reaffirmation Effective Date”). For the avoidance of doubt, the Company’s obligations to provide the Severance Benefits will only become effective on the Release Reaffirmation Effective Date, and will not become effective if you revoke the Release. You will not be eligible to receive the Severance Benefits if, prior to the Separation Date, your employment is terminated by the Company for “Cause” or you resign your employment with the Company for any reason, but you (or your beneficiary) will remain eligible to receive the Severance Benefits if your employment terminates prior to the Separation Date as a result of your death.

We would like to take this opportunity to remind you of your continuing obligations under the Confidentiality, Non-Interference, and Invention Assignment Agreement attached as Exhibit A to your Employment Agreement (the “Non-Interference Agreement”). As provided by Section 8(d) of your Employment Agreement, your right to the Severance Benefits is conditioned on your compliance with the terms of the Non-Interference Agreement.

For the avoidance of doubt, the Separation Date is the termination date of your employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company and its subsidiaries. You acknowledge and agree that other than the payments and benefits set forth on Annex A-2, which (other than the Accrued Obligations) will only become due and payable if the Release Reaffirmation Effective Date occurs, are in full satisfaction of all payments and benefits under your Employment Agreement, and that you are not owed any additional payments or benefits from the Company and its affiliates. All payments and benefits under this Letter and your Employment Agreement will be subject to applicable taxes and withholdings.

By signing below, you acknowledge that effective as of the Transition Date, that you will no longer serve as the Senior Vice President, Chief Financial Officer or member of the board of directors or similar positions of the Company or any of its affiliates and you agree to execute such documents as the Company may reasonably request in order to effectuate this resignation. You agree to resign from positions held outside of the Company by virtue of your relationship with the Company upon the Company’s request.

Within a reasonable period of time of the Board of Directors approving the actual level of achievement with respect to Company performance-based compensation (Performance Vesting Restricted Stock Awards that survive your termination of employment), it shall provide you with a written notice with the applicable levels of achievement along with your corresponding entitlements related to such performance. You agree to hold this information confidential.

Until the Company announces the arrangements described in this Letter, we expect you to keep the fact that you will no longer be serving as Senior Vice President and Chief Financial Officer, serving as a Special Advisor to the CEO and ending your employment on December 31, 2022 confidential. You will not disclose the contents of this Letter to the Company’s management team or to any other person or entity, except to your attorneys and/or immediate family, provided that they agree to keep this fully confidential.

Please feel free to contact me if you have any additional questions about this decision. We have valued having you as a member of our team, and we thank you for your service. We wish you the best of luck in all of your future endeavors.

Sincerely,

ESSENT GUARANTY, INC.

By: /s/ Mark A. Casale
Name: Mark A. Casale
Title: Chief Executive Officer

Enclosure: Schedule of Severance Benefits
Release of Claims

Agreed and Acknowledged:

By: /s/ Lawrence E. McAlee
Name: Lawrence E. McAlee
Date: 6/28/22